UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     September 30, 2000

                             APPLE HOMES CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
          ------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)


         0-22045                                              13-3525328
         -------                                              ----------
(Commission File Number)                 (IRS Employer Identification No)


      124 North Belair Road
         Evans, Georgia                                                30809
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(Address of principal executive office)                      (Zip Code)


Registrant's telephone number, including area code:  (706) 650-2015


                                 Not applicable
                                 --------------
          (Former name or former address, if changed since last report)



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Item 1. Changes in Control of Registrant

(a) On September 30, 2000 control of the Registrant changed from its prior board of directors to Thomas Kontogiannis and Robert Shatles and directors designated by them, including Ray E. Shain, David Cymrot, Nick Tsismenakis and Hiram Dixon Settle III. (Mr. Ed Tyler was listed in the Proxy Statement as a director of the Company, however; he has since declined the position due to his lack of time.) This change of control was effectuated by the merger of Bravo.com Acquisition Corporation and PlayRadio.net Acquisition Corporation (the "Acquired Companies") into the Registrant.

In the mergers, 20 million shares of common stock of the Registrant, representing approximately 90.5% of its outstanding stock, was issued to the former stockholders of the Acquired Companies. Of these shares, Mr. Kontogiannis beneficially owns 9,373,000 shares of the Registrant's common stock, or 43.4%, Mr. Shatles beneficially owns 1,895,000 shares, or 8.57%, and the four new directors appointed in the transaction own in the aggregate 1,902,000 shares or 8.6%.

As part of the mergers, the Registrant's name has been changed to Genfinity Corporation (ticker symbol on the OTC Bulletin Board - GFIN). The original terms of the deal called for the name of the Registrant to be changed to Letterpath, Inc., but the parties agreed on the new name as being more representative of the multiple businesses in which the Registrant intends to engage. Warrants of Apple Homes Corporation remain the obligation of Genfinity Corporation (ticker symbol on the OTC Bulletin Board - GFINW).

The mergers were approved by the holders of a majority of the Registrant's outstanding common stock at a meeting held on August 21, 2000. Proxies for the meeting were solicited through a proxy statement filed with the Securities and Exchange Commission on July 19, 2000 (the "Proxy Statement"), which more fully describes the transaction and gives information on the Acquired Companies. The Proxy Statement is available on the Securities and Exchange Commission's website, www.sec.gov and is incorporated herein by reference.

(b) The Registrant is not aware of any arrangements or understandings among the former and new control groups of the Registrant and their associates with respect to elections of directors or other matters.

Item 2. Acquisition or Disposition of Assets

(a) On September 30, 2000 as part of the agreement under which the mergers referred to in Item 1 took place, the Registrant sold to Apple Homes Acquisition Corporation (the "Acquiring Company"), a Georgia corporation controlled by Thomas Kontogiannis, all of the assets as it existed immediately prior to the mergers, and business of the Registrant, and the Acquiring Company assumed all of the liabilities of the Registrant other than its obligations to its debenture holders and warrant holders. The purchase price of the assets was $900,000, which was paid in cash at the closing. This purchase price was reduced, as provided in the agreement for the sale of assets, to reflect the difference between the amount of cash the Registrant had on hand at the closing date and $1,500,000 (the original purchase price agreed to by the parties).

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It is the Acquiring Company's intent to continue the original business of the
Registrant. As part of this intent, it will change its name to Apple Homes Corporation.

As part of the sale of assets, the Acquiring Company was to have caused the personal guaranties issued by E. Samuel Evans, the President of the Registrant, to be released. These guaranties included substantially all of the Registrant's outstanding debt totaling at the date of closing approximately $7,600,000. Instead, it was decided at the closing to have these guaranties continue, with Mr. Evans to be indemnified by the Acquiring Company and Mr. Kontogiannis against loss as a result of their continuance. The change was made to accommodate the desires of the Registrant's principal floor plan lenders the debts to whom were assumed by the Acquiring Company as part of the transaction.

As consideration for his agreement to continue his guaranties, Mr. Evans received 10% of the stock of the Acquiring Company. This consideration was not part of the original agreement for the sale of the Registrant's assets as described in the proxy statement.

Also at the closing, Mr. Evans, formerly the President and Chief Executive Officer of the Registrant, was elected as President and Chief Operating Officer of the Acquiring Company and Laura H. Rollins, formerly the Secretary and Treasurer and Chief Financial Officer of the Registrant, was elected Secretary and Treasurer and Chief Financial Officer of the Acquiring Company.

The sale of assets was approved by the holders of a majority of the Registrant's outstanding common stock at a meeting held on August 21, 2000. Proxies for the meeting were solicited through the Proxy Statement, which is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(a) Unaudited financial statements for constituent corporations of the Acquired Companies for the years ended December 31, 1998 and 1999, as applicable, were included in the Proxy Statement, and unaudited combined balance sheets for constituent corporations, and are incorporated herein by reference. The historical financial statements for the constituent corporations have not and will not be audited. Full audited financial statements for all units of the corporation for the period January 1, 2000 to September 30, 2000 will be completed and filed as an amendment to this Report on or before November 29, 2000.

(b) Pro forma unaudited financial information for the Registrant and the Acquired Companies at September 30, 2000 and for the 12 months then ended will be filed as an amendment to this Report on or before November 29, 2000.

(c) The Agreement and Plan of Merger and Sale of Assets dated May 20, 2000 pursuant to which the mergers of the Acquired Companies into the Registrant and the sale of assets by the Registrant to the Acquiring Company took place, was attached to the Proxy Statement and is incorporated herein by reference.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            APPLE HOMES CORPORATION


Date:  October 13, 2000                 /s/ Arnold W. Kwong
                                            ------------------------------------
                                            Chief Operating Officer